Exhibit 22.1

Subsidiary Co-Issuer and Subsidiary Guarantor

The following subsidiary of Newmont Corporation (the "Company") (A) will guarantee the debt securities to be registered pursuant to the Company’s Registration Statement on Form S-4 with which this Exhibit 22.1 is filed (the “Registration Statement”), including the Company’s (i) 3.250% Notes due 2030, (ii) 5.75% Notes due 2041, (iii) 4.200% Notes due 2050, (iv) 5.30% Notes due 2026 and (v) 5.35% Notes due 2034 ((i) through (v) collectively, the “Registered Notes”) and, (B) as of December 31, 2023, was guarantor of the Company's (i) 2.800% Senior Notes due 2029, (ii) 2.250% Senior Notes due 2030, (iii) 2.600% Sustainability-Linked Senior Notes due 2032; (iv) 5.875% Senior Notes due 2035, (v) 6.250% Senior Notes due 2039, (vi) 4.875% Senior Notes due 2042, and (vii) 5.450% Senior Notes due 2044:

Name	Incorporation
Newmont USA Limited	Delaware

The following subsidiary of the Company will co-issue the Registered Notes to be registered pursuant to the Registration Statement:

Name	Incorporation
Newcrest Finance Pty Limited	Australia